EXHIBIT 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

July 21, 2003

SEMCO Energy, Inc.
28470 13 Mile Road, Suite 300
Farmington Hills, MI 48334

Re:          SEMCO Energy, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

                We have acted as special counsel to SEMCO Energy, Inc., a Michigan corporation (the “Issuer”), in connection with the Issuer’s registration, on a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended, of $150,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2008 and $150,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2013 (collectively, the “New Notes”).

                The New Notes will be offered in exchange for like principal amounts of the Issuer’s outstanding 7 1/8% Senior Notes due 2008 and 7 3/4% Senior Notes due 2013 (collectively, the “Old Notes”) pursuant to the Registration Rights Agreement, dated as of May 15, 2003 (the “Registration Rights Agreement”), by and between the Issuer and the Initial Purchasers listed therein.  The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

                The New Notes will be issued pursuant to an Indenture, dated as of May 15, 2003 (the “2013 Indenture”), and an Indenture, dated as of May 21, 2003 (the “2008 Indenture” and together with the 2013 Indenture, the “Indentures”), both by and between the Issuer and Fifth Third Bank, as Trustee.  The New Notes and the Indentures are each governed under the internal laws of the State of New York, and are sometimes collectively referred to herein as the “Documents.”

We have assumed without independent investigation that:

a)     the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

b)    the Issuer is a validly existing corporation in good standing under the laws of its state of incorporation, is duly qualified as a foreign corporation under the laws of the states where because of its ownership or lease of properties or the conduct of business such qualification is required, has all requisite power and authority to execute, deliver and perform its obligations under each of the Documents and the execution and delivery of the Documents and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to the Issuer;

c)     each party to the Documents has all requisite power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party, the execution and delivery of such Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to such party and such Documents have been duly executed and delivered by each such party and are legal, valid and binding obligations of such party, other than the Issuer, enforceable against it in accordance with their respective terms;

d)    the proceeds from the sale of the Old Notes were applied as set forth in the Offering Memorandum of the Issuer dated May 14, 2003 in connection with the issuance and sale of the Old Notes; and

e)     the issuance and delivery of the New Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Issuer or any restriction imposed by any court or governmental body having jurisdiction over the Issuer.

                In rendering this opinion, we have examined the Documents, and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents, as we have considered necessary or appropriate for purposes of this opinion.

                Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that when issued in exchange for the Old Notes pursuant to the terms of the Indentures and the exchange offer described in the Registration Statement, the New Notes will be legally issued and will constitute binding obligations of the Issuer.

                The foregoing opinion is subject to the following exceptions, qualifications and limitations:

                A.  Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

                B.  We express no opinion regarding the effectiveness (i) of any waiver (whether or not stated as such) under the Documents, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) of provisions relating to indemnification, exculpation or contribution, (iv) of any provisions of the Documents that may be construed as penalties or forfeitures; or (v) of any covenants (other than covenants relating to the payment of principal, interest, premium, indemnities and expenses) in the Documents to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

                C.  We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America, and this opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and the facts as they presently exist.  We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

                D. We express no opinion as to the applicability to, or the effect of noncompliance by, the holders of the New Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” contained in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP